Exhibit 4(f)

                              CONTRACT BENEFIT DATA


Contract Number:  [99-9999999]

Annuitant:  [John Doe]
Age Nearest Birthday:  [65]
Sex:  [Male]

Secondary Life:  [Jane Doe]
Age Nearest Birthday:  [62]
Sex:  [Female]


Rider Date:  [February 1, 2006]

Initial Access Period:  [5 Years]

Assumed Investment Return:  [3.00%]

Periodic Income Commencement Date:  [February 1, 2006]

Periodic Income Payment Mode:  [Monthly]

Initial Periodic Income Payment:  [$411.26]

Initial Guaranteed Income Benefit:  [$205.63]

Annual Rider Charge:  [3.15%]








CBD 1/07